Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Third-Quarter 2019 Results
Improvements in Salt business continue, offsetting weakness in
Plant Nutrition South America

•	Third-quarter 2019 consolidated revenue of $341.3 million, up 6% year-over-year

•	Consolidated operating earnings of $30.1 million, down 8%, and adjusted EBITDA* of $66.7 million, 1% below third-quarter 2018 results

•	Net earnings totaled $0.31 per diluted share compared to third-quarter 2018 result of $0.37 per diluted share

•	Special items related to executive transition costs in the quarter totaled $2.3 million ($1.7 million net of taxes; $0.05 per diluted share)

•	Goderich mine exceeded targeted production rates in October

OVERLAND PARK, Kan. (Nov. 5, 2019) - Compass Minerals (NYSE: CMP) third-quarter 2019 results include continued year-over-year improvement in the company's Salt business and modest gains in the Plant Nutrition North America segment, which offset weakness in its Plant Nutrition South America segment.

The company reported third-quarter 2019 net earnings of $10.6 million, or $0.31 per diluted share, compared to $12.8 million, or $0.37 per diluted share, in the third quarter of 2018. Excluding executive transitions costs of $1.7 million (net of taxes), net earnings were $12.3 million, or $0.36 per diluted share.

“While our Salt business delivered year-over-year growth, these results were below our internal expectations primarily due to unplanned downtime and other unusual costs. Our Plant Nutrition businesses worked hard to buck the challenging agriculture market conditions with some success in North America, while Brazil agriculture sales have been slow to materialize this season,” said Kevin S. Crutchfield, Compass Minerals president and CEO. "We are not satisfied with these results and we are acting with urgency to improve our performance and set up our operations for long-term success.”

*EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA and adjusted net earnings are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT BUSINESS SUMMARY
Third-quarter 2019 Salt segment revenue totaled $159.6 million, a 16% increase from prior-year results driven by a 7% increase in sales volumes and 9% improvement in average selling prices. Both North American highway deicing and consumer and industrial salt sales volumes benefited from year-over-year strength in pre-winter season restocking demand, more than offsetting a 40% decline in U.K. deicing sales volumes following a mild 2018-2019 winter in the U.K. Average highway deicing sales price increased 22% due to improved

Compass Minerals Reports Third Quarter Earnings

highway deicing contract pricing and an improved sales mix, while consumer and industrial average selling price declined 2% due to sales mix impacts.

Revenue growth drove Salt operating earnings in the third quarter up $8.5 million, or 70%, to $20.6 million from prior-year results, while EBITDA increased $9.1 million, 35% above third-quarter 2018 EBITDA. These results include approximately $1.3 million in expense related to executive transition. Unplanned downtime at the company's North American mines also pressured year-over-year earnings growth.

PLANT NUTRITION BUSINESS SUMMARY
Early fall demand for sulfate of potash (SOP) lifted Plant Nutrition North America's third-quarter 2019 results, while continued grower uncertainty and weaker soybean crop economics in Brazil compared to prior year pressured results for the company's Plant Nutrition South America segment.

The Plant Nutrition North America segment generated third-quarter 2019 revenue of $44.4 million, up 6% year-over-year due to increased SOP sales volumes. Average selling prices in the third quarter declined 3% due to changes in micronutrient product sales mix. Third-quarter operating earnings increased $2.4 million to $4.7 million from prior-year results of $2.3 million. EBITDA increased 4% to $15.7 million. Both operating earnings and EBITDA benefited from increased sales volumes and improved product costs, partially offset by increased shipping and handling costs.

Plant Nutrition South America segment third-quarter 2019 revenue totaled $135.0 million, a 4% decline from 2018 results on a 2% decrease in sales volumes and a 3% decline in average selling prices. Increased chemical solutions sales volumes were more than offset by a decline in agriculture sales volumes. Weaker market fundamentals compared to prior year resulted in lower agriculture sales through distribution, while direct-to-grower agriculture sales increased modestly. Average selling prices declined due to a significant increase in lower-priced product sales in the chemical solutions business. Operating earnings declined $8.8 million, or 28%, to $22.4 million from prior-year results while EBITDA declined $8.0, or 22%, to $28.8 million, primarily due to lower agriculture sales and a lower-margin chemical solutions sales mix compared to third-quarter 2018 results. Year-over-year increases in raw material costs for agriculture products also pressured earnings this quarter. Foreign currency translation had minimal impact on these reported results.

OTHER FINANCIAL HIGHLIGHTS
The company reported third-quarter 2019 other income of $2.6 million compared to other expense of $2.8 million in the prior-year quarter. This result was primarily driven by fluctuations in foreign exchange rates.

Interest expense increased by $1.8 million compared to the third quarter of 2018 primarily due to increased borrowings.

Compass Minerals Reports Third Quarter Earnings

Cash flow from operations year-to-date totaled $91.4 million, down from $165.4 million in the first nine months of 2018. In addition to a lower net earnings, the decline was driven primarily by year-over-year changes in working capital.

OUTLOOK
With the finalization of the North American highway deicing bid season, the company expects strong highway deicing sales price performance and a modest lift in expected Salt sales volumes. This combined with anticipated year-over-year improvements in Goderich mine production are expected to produce strong earnings growth in the fourth quarter. As evidence of progress being made, the Goderich mine exceeded targeted production rates for the month of October and on a year-to-date basis has produced 40% more salt than prior year.

In the Plant Nutrition North America segment, the company is reducing its full-year sales volume outlook to reflect lower near-term demand expectations. In the Plant Nutrition South America segment, the company expects a strong fourth quarter to recoup some of the third-quarter shortfall, although risks remain given challenging crop economics driven by reduced soybean demand from China and general trade uncertainty.

Given third-quarter 2019 results and the company's lower expectations for its Plant Nutrition businesses, the company is reducing its full-year EBITDA outlook to a range of $300 million to $330 million.

"Our senior leadership team and I are committed to making the foundational changes necessary to facilitate improved performance across the company. The initial benefits of these efforts can be seen in the October improvements at the Goderich mine," said Crutchfield. "We are currently evaluating and finalizing an enterprise-wide optimization plan designed to maximize the value of our existing assets and businesses and expect to provide additional details of the plan in early 2020. As we execute and deliver on that plan, we expect meaningful improvements in our financial results, enabling us to re-examine our long-term strategy."

Compass Minerals Reports Third Quarter Earnings

2019 OUTLOOK: FULL YEAR ADJUSTED EBITDA: $300 million to $330 million
	4Q19	FY19
Salt Segment
Volume		10.8 million to 11.2 million tons
Revenue	$310 million to $330 million
EBITDA	$95 million to $110 million
Plant Nutrition North America Segment
Volume		310,000 to 340,000 tons
Revenue	$75 million to $95 million
EBITDA	$20 million to $30 million
Plant Nutrition South America Segment
Volume		775,000 to 825,000 tons
Revenue	$115 million to $135 million
EBITDA	$20 million to $30 million
Corporate
Corporate and other expense (excluding depreciation)		~$60 million
Interest expense		~$70 million
Depreciation, depletion and amortization		~$140
Capital expenditures		$90 million to $95 million
Effective tax rate		~28%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, Nov. 6, 2019, at 10 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 877-614-0009. Callers must provide the conference ID number 1877261. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit compassminerals.com.

Compass Minerals Reports Third Quarter Earnings

Investor Contact	Media Contact
Theresa L. Womble	Rick Axthelm
Director of Investor Relations	VP, Communications & Corporate Affairs
+1.913.344.9362	+1.913.344.9198
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA, EBITDA margin, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and adjusted EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. Because of unusual and non-recurring items that occurred during the quarter, the company is also presenting adjusted net loss, adjusted operating earnings and adjusted operating margin because management believes they are more indicative of our ongoing performance. The calculation of these measures as used by management and a reconciliation to comparable GAAP measures is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company's ability to improve performance, achieve long-term success and financial results improvements and maximize value of assets and businesses; deicing sales prices; sales volumes; ability to recoup third quarter shortfalls; and the company’s outlook for the fourth quarter of 2019 and the full year of 2019, including its expectations regarding EBITDA, volumes, revenue, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar

Compass Minerals Reports Third Quarter Earnings

expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) the effects of changes in the company's management. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2019 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Reconciliation for Net Earnings, Excluding Special Item (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net earnings	$10.6	$12.8	$6.4	$17.8
Executive transition costs(1)	1.7	—	1.7	—
Logistics impact due to flooding, net of tax(2)	—	—	2.1	—
Net earnings, excluding special item	$12.3	$12.8	$10.2	$17.8

(1)	The company incurred $2.3 million ($1.7 million, net of tax) of severance and other costs related to executive transition.

(2)	The company incurred $2.8 million ($2.1 million, net of tax) of additional logistics costs related to Mississippi River flooding.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating earnings	$30.1	$32.6	$67.4	$62.0
Executive transition costs(1)	2.3	—	2.3	—
Logistics impact from flooding(2)	—	—	2.8	—
Adjusted operating earnings	$32.4	$32.6	$72.5	$62.0
Sales	341.3	322.5	990.2	1,007.1
Adjusted operating margin	9.5%	10.1%	7.3%	6.2%

(1)	The company incurred severance and other costs related to executive transition.

(2)	The company incurred additional logistics costs related to Mississippi River flooding.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net earnings	$10.6	$12.8	$6.4	$17.8
Interest expense	17.7	15.9	50.7	44.5
Income tax expense	4.8	1.7	5.3	1.0
Depreciation, depletion and amortization	33.9	34.0	102.8	103.6
EBITDA	$67.0	$64.4	$165.2	$166.9
Adjustments to EBITDA:
Executive transition costs(1)	2.3	—	2.3	—
Logistics impact from flooding(2)	—	—	2.8	—
Other (income) expense, net(3)	(2.6)	2.8	5.4	(0.4)
Adjusted EBITDA	$66.7	$67.2	$175.7	$166.5

(1)	The company incurred severance and other costs related to executive transition.

(2)	The company incurred additional logistics costs related to Mississippi River flooding.

(3)
Primarily includes interest income and foreign exchange gains and losses. Beginning in the first quarter of 2020, the company will exclude the noncash portion of stock compensation expense from its adjusted EBITDA calculation. Prior periods will be recast to reflect this change.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$159.6	$137.0	$578.6	$574.0
Operating earnings	$20.6	$12.1	$87.5	$58.7
Operating margin	12.9%	8.8%	15.1%	10.2%
Adjusted operating earnings(1)	$21.9	$12.1	$91.6	$58.7
Adjusted operating margin(1)	13.7%	8.8%	15.8%	10.2%
EBITDA(1)	$34.9	$25.8	$131.9	$101.2
EBITDA(1) margin	21.9%	18.8%	22.8%	17.6%
Adjusted EBITDA(1)	$36.2	$25.8	$136.0	$101.2
Adjusted EBITDA(1) margin	22.7%	18.8%	23.5%	17.6%
Sales volumes (in thousands of tons):
Highway deicing	1,403	1,302	5,811	6,765
Consumer and industrial	500	474	1,489	1,379
Total salt	1,903	1,776	7,300	8,144
Average sales prices (per ton):
Highway deicing	$60.01	$49.15	$60.19	$53.21
Consumer and industrial	$150.76	$154.17	$153.67	$155.26
Total salt	$83.84	$77.16	$79.25	$70.48

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings	$20.6	$12.1	$87.5	$58.7
Executive transition costs(1)	1.3	—	1.3	—
Logistics impact due to flooding(2)	—	—	2.8	—
Segment adjusted operating earnings	$21.9	$12.1	$91.6	$58.7
Segment sales	159.6	137.0	578.6	574.0
Segment adjusted operating margin	13.7%	8.8%	15.8%	10.2%

(1)	The company incurred severance and other costs related to executive transition.

(2)	The company incurred additional logistics costs related to Mississippi River flooding.

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings	$20.6	$12.1	$87.5	$58.7
Depreciation, depletion and amortization	14.3	13.7	44.4	42.5
Segment EBITDA	$34.9	$25.8	$131.9	$101.2
Executive transition costs(1)	1.3	—	1.3	—
Logistics impact due to flooding(2)	—	—	2.8	—
Segment adjusted EBITDA	$36.2	$25.8	$136.0	$101.2
Segment sales	159.6	137.0	578.6	574.0
Segment EBITDA margin	21.9%	18.8%	22.8%	17.6%
Segment Adjusted EBITDA margin	22.7%	18.8%	23.5%	17.6%

(1)	The company incurred severance and other costs related to executive transition.

(2)	The company incurred additional logistics costs related to Mississippi River flooding.

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$44.4	$41.7	$129.7	$146.4
Operating earnings	$4.7	$2.3	$7.7	$11.4
Operating margin	10.6%	5.5%	5.9%	7.8%
EBITDA(1)	$15.7	$15.1	$41.2	$48.5
EBITDA(1) margin	35.4%	36.2%	31.8%	33.1%
Sales volumes (in thousands of tons)	69	64	200	231
Average sales price (per ton)	$641	$658	$648	$635

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings	$4.7	$2.3	$7.7	$11.4
Depreciation, depletion and amortization	11.0	12.8	33.5	37.1
Segment EBITDA	$15.7	$15.1	$41.2	$48.5
Segment sales	44.4	41.7	129.7	146.4
Segment EBITDA margin	35.4%	36.2%	31.8%	33.1%

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$135.0	$141.2	$274.8	$278.6
Operating earnings	$22.4	$31.2	$21.5	$32.7
Operating margin	16.6%	22.1%	7.8%	11.7%
EBITDA(1)	$28.8	$36.8	$38.9	$50.1
EBITDA(1) margin	21.3%	26.1%	14.2%	18.0%
Sales volumes (in thousands of tons)
Agriculture	166	180	327	331
Chemical solutions	84	74	246	222
Total sales volumes	250	254	573	553
Average sales prices (per ton):
Agriculture	$673	$656	$635	$622
Chemical solutions	$275	$313	$272	$328
Total Plant Nutrition South America	$540	$557	$479	$504

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reported GAAP segment operating earnings	$22.4	$31.2	$21.5	$32.7
Depreciation, depletion and amortization	6.0	5.0	17.0	16.5
Net earnings in equity method investee	0.4	0.6	0.4	0.9
Segment EBITDA	$28.8	$36.8	$38.9	$50.1
Segment sales	135.0	141.2	274.8	278.6
Segment EBITDA margin	21.3%	26.1%	14.2%	18.0%

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$341.3	$322.5	$990.2	$1,007.1
Shipping and handling cost	54.4	51.9	215.3	221.8
Product cost	210.5	199.2	580.1	606.0
Gross profit	76.4	71.4	194.8	179.3
Selling, general and administrative expenses	46.3	38.8	127.4	117.3
Operating earnings	30.1	32.6	67.4	62.0
Other expense (income):
Interest expense	17.7	15.9	50.7	44.5
Net earnings in equity investee	(0.4)	(0.6)	(0.4)	(0.9)
Other, net	(2.6)	2.8	5.4	(0.4)
Earnings before income taxes	15.4	14.5	11.7	18.8
Income tax expense	4.8	1.7	5.3	1.0
Net earnings	$10.6	$12.8	$6.4	$17.8
Basic net earnings per common share	$0.31	$0.37	$0.17	$0.52
Diluted net earnings per common share	$0.31	$0.37	$0.17	$0.51
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,884	33,851	33,880	33,846
Diluted	33,884	33,851	33,880	33,846

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 321,000 and 291,000 weighted participating securities for the three and nine months ended September 30, 2019, respectively, and 193,000 and 183,000 weighted participating securities for the three and nine months ended September 30, 2018, respectively.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	September 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$23.9	$27.0
Receivables, net	216.0	311.6
Inventories	337.1	266.6
Other current assets	118.4	116.0
Property, plant and equipment, net	1,023.5	1,052.0
Intangible and other noncurrent assets	610.9	594.7
Total assets	$2,329.8	$2,367.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$50.9	$43.5
Other current liabilities	227.0	239.8
Long-term debt, net of current portion	1,358.2	1,321.2
Deferred income taxes and other noncurrent liabilities	234.2	223.2
Total stockholders' equity	459.5	540.2
Total liabilities and stockholders' equity	$2,329.8	$2,367.9

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2019	2018
Net cash provided by operating activities	$91.4	$165.4

Cash flows from investing activities:
Capital expenditures	(71.6)	(72.2)
Other, net	(1.6)	(2.3)

Net cash used in investing activities	(73.2)	(74.5)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	288.8	348.4
Principal payments on revolving credit facility borrowings	(235.4)	(333.3)
Proceeds from issuance of long-term debt	58.1	36.2
Principal payments on long-term debt	(62.2)	(62.6)
Dividends paid	(73.6)	(73.4)
Deferred financing costs	(0.3)	(0.3)
Shares withheld to satisfy employee tax obligations	(0.3)	—
Other, net	(0.9)	(0.7)

Net cash used in financing activities	(25.8)	(85.7)
Effect of exchange rate changes on cash and cash equivalents	4.5	(5.7)
Net change in cash and cash equivalents	(3.1)	(0.5)
Cash and cash equivalents, beginning of the year	27.0	36.6

Cash and cash equivalents, end of period	$23.9	$36.1

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended September 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$159.6	$44.4	$135.0	$2.3	$341.3
Intersegment sales	—	1.3	0.1	(1.4)	—
Shipping and handling cost	43.4	5.8	5.2	—	54.4
Operating earnings (loss)	20.6	4.7	22.4	(17.6)	30.1
Depreciation, depletion and amortization	14.3	11.0	6.0	2.6	33.9
Total assets (as of end of period)	959.2	572.8	683.1	114.7	2,329.8

Three Months Ended September 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$137.0	$41.7	$141.2	$2.6	$322.5
Intersegment sales	—	1.1	1.1	(2.2)	—
Shipping and handling cost	41.2	5.0	5.7	—	51.9
Operating earnings (loss)	12.1	2.3	31.2	(13.0)	32.6
Depreciation, depletion and amortization	13.7	12.8	5.0	2.5	34.0
Total assets (as of end of period)	918.5	594.5	705.4	134.6	2,353.0

Nine Months Ended September 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$578.6	$129.7	$274.8	$7.1	$990.2
Intersegment sales	—	4.4	2.7	(7.1)	—
Shipping and handling cost	184.7	18.3	12.3	—	215.3
Operating earnings (loss)	87.5	7.7	21.5	(49.3)	67.4
Depreciation, depletion and amortization	44.4	33.5	17.0	7.9	102.8

Nine Months Ended September 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$574.0	$146.4	$278.6	$8.1	$1,007.1
Intersegment sales	—	3.5	2.6	(6.1)	—
Shipping and handling cost	190.1	17.6	14.1	—	221.8
Operating earnings (loss)	58.7	11.4	32.7	(40.8)	62.0
Depreciation, depletion and amortization	42.5	37.1	16.5	7.5	103.6

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.